SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. _)

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[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           CIRCUIT RESEARCH LABS, INC.
               ---------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                           CIRCUIT RESEARCH LABS, INC.
                             2522 West Geneva Drive
                              Tempe, Arizona 85282
                                 (602) 438-0888

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2002


To the Holders of Common Stock of Circuit Research Labs, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Circuit Research Labs, Inc. (the "Company") will be held at 2522 West Geneva Drive, Tempe, Arizona 85282 on June 18, 2002, at 2:00 p.m., local time. The meeting is being called by the Company's Board of Directors to:

     1.   Elect six members of the Board of Directors for one-year terms; and

     2. Transact any other business that may properly come before the Annual Meeting and any adjournments.

     Only shareholders of record at the close of business on May 1, 2002 are entitled to receive notice of and to vote at the Annual Meeting.

     We have enclosed our 2001 annual report, including financial statements, and the proxy statement with this notice of Annual Meeting.

     To assure your representation at the Annual Meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the Board of Directors of the Company.



                              Sincerely,


                              /s/ Gary D. Clarkson
                              Gary D. Clarkson, Secretary

Tempe, Arizona
May 10, 2002

                           CIRCUIT RESEARCH LABS, INC.
                             2522 West Geneva Drive
                              Tempe, Arizona 85282

                         ANNUAL MEETING OF SHAREHOLDERS
                              ____________________

                                 PROXY STATEMENT
                              ____________________


The proxy materials are delivered in connection with the solicitation, by the Board of Directors of Circuit Research Labs, Inc. (the "Company"), of proxies to be voted at our 2002 annual meeting of shareholders (the "Annual Meeting") and at any adjournment or postponement thereof. The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to shareholders. Information about the Annual Meeting is as follows:

Annual Meeting: June 18, 2002 at 2:00 p.m., local time, at 2522 West Geneva Drive, Tempe, Arizona 85282.

Record Date: Close of business on May 1, 2002. If you were a shareholder at that time, you may vote at the Annual Meeting. Each share is entitled to one vote. You may cumulate votes with respect to the election of directors. On the record date, we had 3,706,880 shares of our common stock outstanding.

Agenda:
     1.   Elect six members of the Board of Directors for one-year terms; and

     2. Transact any other business that properly may come before the Annual Meeting and any adjournments.

Proxies: Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "for" the director nominees named in this proxy statement. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on the present policies of the Board of Directors.

Mailing Date: We anticipate mailing this proxy statement on or about May 10, 2002. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram.

Revoking Your Proxy: You may revoke your proxy before it is voted at the Annual Meeting by either: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation prior to the Annual Meeting to the Secretary of the Company at 2522 West Geneva Drive, Tempe, Arizona 85282.


              Please Vote - Your Vote Is Important

                          VOTING SECURITIES OUTSTANDING

     Only holders of record of the Company's Common Stock at the close of business on May 1, 2002, will be entitled to vote at the Annual Meeting. At that date, there were 3,706,880 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. All matters submitted to you at the Annual Meeting other than the election of directors will be decided by a majority of the votes cast on the matter, provided a quorum exists. A quorum is present if at least a majority of the outstanding shares of Common Stock on the record date are present in person or by proxy.

     Pursuant to the provisions of the Arizona Business Corporation Act and the Company's Bylaws, in any election of directors, each shareholder is entitled to cumulative voting at such election. Thus, each shareholder may cast as many votes in the aggregate as that shareholder is entitled to vote, multiplied by the number of directors to be elected. Shareholders may cast their votes for a single candidate or may distribute their votes among two or more candidates. To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of "for" votes, regardless of whether that is a majority.

     Those who fail to return a proxy or attend the Annual Meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the Annual Meeting who abstain from voting on a proposition will count towards determining a plurality, majority or quorum for that proposition. The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

                              ELECTION OF DIRECTORS

Board Structure: The Company's Bylaws provide for a Board of Directors of not less than two nor more than nine members, which number may be altered as provided in the Bylaws. On January 23, 2002, the Company's Board of Directors increased its size from five to six members. Each director serves a one-year term. The Board of Directors may fill vacancies occurring during a term for the remainder of the full term.

Board Nominees: The following persons have been nominated for re-election to the Company's Board of Directors, each to serve a one-year term expiring at next year's annual meeting:



Name                            Age    Director     Position
                                        Since
----------------------------    ---    --------     ----------------------------

 Charles Jayson Brentlinger     47       1999       Chief  Executive Officer,
                                                    President and Chairman
                                                    of the Board
 Berthold F. Burkhardtsmaier    45       2002       Vice President of
                                                    European Operations and
                                                    Director
 Gary D. Clarkson               49       1978       Secretary, Vice President,
                                                    General Manager and Director
 Robert A. Orban                56       2000       Chief Engineer and Director
 Carl E. Matthusen              58       1988       Director
 Phillip T. Zeni, Sr.           60       2000       Director

Information Concerning Directors and Nominees:

     Charles Jayson Brentlinger has served as our President, Chief Executive Officer and a director since June 1999, and as our Chairman of the Board since October 1999. He was formerly the President and owner of Rainbow Broadcasting Inc. and Brentlinger Broadcasting, Inc. In May 2000, Mr. Brentlinger sold all of his broadcast ownership interests to his family. Mr. Brentlinger has over 27 years of experience in the radio industry. He has worked as a broadcast consultant for nearly every radio station in the Phoenix area. Mr. Brentlinger formed his own broadcast engineering firm in 1986. Some of his many clients have included Scripps Howard Broadcasting, Adams Radio Communications Corporation, Adams Satellite/ABC, Transtar Radio Network, Pulitzer Broadcasting Phoenix, Duchossois Communications Corporation, Sundance Communications Corporation, Arizona Radio and Television Corporation, Cook Inlet Corporation, First Media Corporation, Duffey II Corporation and TransCOM/Transcolumbia Corporation. Mr. Brentlinger attended DeVry Institute of Technology and the University of Arkansas at Little Rock. He is a member of the Society of Broadcast Engineers and National Association of Broadcasters. He holds a FCC General Radiotelephone license, valid for life.

     Berthold F. Burkhardtsmaier has served as our Vice President of European Operations and a director since January 2002. In 1992, he founded Dialog4 System Engineering GmbH in Ludwigsburg, Germany and served as its Managing Director for 10 years. During this time, he introduced the "MusicTAXI" and "Soundtainer" product lines, established a world-wide product distribution network and received ISO-9001 certification in 1998. From 1989 to 1992, he was employed by Shure Bros., Inc. to establish its European subsidiary in Heilbronn, Germany and to serve as its Managing Director. From 1986 to 1989, he was employed by Harman Deutschland in Germany as a product manager for the JBL and Shure product lines and was responsible for establishing new market segments in cinema, professional sound reinforcement and industrial sound. In 1986, Mr. Burkhardtsmaier received a masters degree in electromechanical engineering from the Technical University in Munich, Germany specializing in acoustics and communication systems.

     Gary D. Clarkson is one of our founders and has served as our Vice President and General Manager since August 2000, our Secretary since October 1999 and as a director since our incorporation in 1978. He also served as our Treasurer from August 2000 to June 2001. Following the death of our other founder, Mr. Ronald R. Jones, Mr. Clarkson served as our Chief Executive Officer, President and Chairman from January 1998 to June 1999. Mr. Clarkson began his broadcasting career by serving in assistant and chief engineering positions at several Phoenix area radio stations from 1971 until 1978. Since our founding in 1974, Mr. Clarkson has devoted substantially all of his business efforts to our business and served as our design engineer from 1974 to 1998.
Mr. Clarkson holds an associate degree in electronics engineering technology from DeVry Institute of Technology, Phoenix, Arizona.

     Robert A. Orban has served as a Vice President since June 2001 and director since May 2000. In 1975, he co-founded Orban Associates, Inc. with his late business partner, Mr. John Delantoni. Since that time, Mr. Orban has served as Chief Engineer for Orban Associates (and its successor, Orban, Inc.) where he has concentrated on the theoretical support for and subjective tuning of that company's products. In 1975, he introduced Orban Associates' standard-setting OPTIMOD line of audio processors, including the OPTIMOD-FM processors which are among the most widely used FM processors in the world. Mr. Orban is the holder of 25 patents, and he has been widely published in such publications as the Journal of the Audio Engineering Society and the NAB Engineering Handbook. In 1993, Mr. Orban shared (with Dolby Labs) a Scientific and Technical Award from the Academy of Motion Picture Arts and Sciences, and in 1995 he received the Radio Engineering Achievement Award from the National Association of Broadcasters. Mr. Orban received a B.S. in Electrical Engineering from Princeton University in 1967 and an M.S. in Electrical Engineering from Stanford University in 1968.

     Carl E. Matthusen has served as a director since February 1988. Mr. Matthusen began his career in the broadcast industry in 1963 serving in various capacities at seven radio broadcast stations in Arizona, Wisconsin, Minnesota and Virginia. Since 1978, he has been General Manager of KJZZ-FM, KBAQ-FM and Sun Sounds Radio Reading Service operated by Rio Salado College in Mesa, Arizona. Mr. Matthusen served on the board of directors of National Public Radio from 1990 to 1996, and was chairman of the board from 1992 to 1996. Since 1999, Mr. Matthusen has served as a member of the board of the International Association of Audio Information Services.

     Phillip T. Zeni, Sr. has served as a director since May 2000. Mr. Zeni's professional and business career spans more than three decades and includes ownership and senior management positions in consulting, publishing and broadcasting. Since 1993, he has served as President of Transcontinental Publishing, Inc., a publishing house specializing in international and regional trade publications for the construction industry. Mr. Zeni is also Executive Vice President of Palmieri USA, an importer and distributor of construction equipment, and the owner and Managing Director of PhysicianNet.com, a six-year-old Web site that serves the medical community. Previously, Mr. Zeni served as managing partner of a Dallas-based group of broadcasting stations and as Director of Business Development for NBC Radio and Westinghouse-Group "W" Broadcasting in Chicago. He has also served as a Vice President of Multimedia Communications, and as general manager of two of that company's major broadcasting properties in the South. Mr. Zeni has presented seminars for the National Association of Broadcasters and the Radio Advertising Bureau. Mr. Zeni holds a B.A. from the University of Illinois. He has served as an adjunct professor at the University of Arkansas at Little Rock and at Millikin University in Decatur, Illinois. Mr. Zeni has also guest lectured at the University of Wisconsin, Michigan State University, the University of Illinois and Arkansas State University. Mr. Zeni has been active in a wide range of charitable, civic and social organizations throughout his career. His time in public service included serving on the staff of Illinois Governor Richard Ogilvie, followed by two White House assignments during the Ford and Carter administrations. Currently, Mr. Zeni serves as President and on the board of directors of the University Club of Phoenix.

     The shares represented by the enclosed proxy will be voted for the election as directors of the nominees named above, unless a vote is withheld from any or all of the individual nominees. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other persons as may be determined by the holders of such proxy. The six nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

             The Board recommends that you vote "FOR" the nominees.

Other Executive Officers

     Robert W. McMartin, 40, has served as our Treasurer since January 2002, and as our Vice President and Chief Financial Officer since June 2001. Prior to joining us, Mr. McMartin served as the Chief Financial Officer of IMSure Network, Inc., a technology company providing eCommerce Internet technology products, from March to December 2000. From November 1999 to March 2000, Mr. McMartin served as the Director of Finance of Fox Animation Studios, Inc. in Phoenix, Arizona. Prior to that time, he was Corporate Controller of Trapeze Software Group, Inc., a software solutions manufacturer and developer, from April 1998 to November 1999. Mr. McMartin was employed as a staff accountant for Cotton Parker Johnson, L.L.P. from June 1998 to October 1998, and held a similar position with The O'Connor Group, P.C. from November 1997 to May 1998. From 1992 to 1995, Mr. McMartin served as Senior Financial Analyst for Blackwell Financial, Inc., a capital investment firm.

Mr. McMartin holds a B.S. in Finance from Westminster College and a Post Baccalaureate Certificate in Accountancy from Arizona State University.

     Greg J. Ogonowski, 46, has served as our Vice President of New Product Development since October 2000. In 1975, Mr. Ogonowski founded Gregg Laboratories, an audio processing equipment manufacturing company. From 1998 to October 2000, Mr. Ogonowski served as Technical Director for KBIG/KLAC in Los Angeles, California, where he designed and installed a computer network and digital audio delivery system that resulted in KBIG/KLAC being one of the first radio stations to directly stream audio to the Internet with internal encoders and servers. Mr. Ogonowski has also been directly responsible for other technical facilities at many major market radio stations, including stations in Detroit, Dallas and Seattle. As technical director for KTNQ/KLVE, Heftel Broadcasting, Los Angeles, from 1985 to 1991, Mr. Ogonowski relocated studio facilities and constructed a new efficient alternative use AM transmission facility. In 1984, Mr. Ogonowski founded Modulation Index, a broadcast engineering consulting company. He has conducted studies on broadcast modulation measurement instrumentation and FM modulators, including STLs and exciters. As a result of these studies, Mr. Ogonowski has developed modifications for popular monitors, STLs and exciters to improve their dynamic transient accuracy and competitiveness. A technical paper was presented before the National Association of Broadcasters regarding these findings.

     William R. Devitt, 57, has served as our Vice President of Manufacturing and Production since January 2001. Mr. Devitt began his career at Orban, Inc. in 1991 when he became Technical Services Manager. In this capacity, Mr. Devitt developed service and technical support operations, setup administration, technical staff policies and procedures. In 1996, his responsibilities were expanded to include product engineering for manufacturing of new and existing products. In February 2000, Mr. Devitt became Director of Manufacturing. His duties were expanded to include administration of all manufacturing operations, design services, materials and production.

Board Meetings: In 2001, the Board held 7 meetings. Each director attended at least 75% of the Board of Director meetings and all meetings of committees on which he served, with the exception of Mr. Matthusen who attended approximately 43% of the board of Director meetings.

Board Committees

     The Board of Directors has an audit committee and an executive committee. Messrs. Brentlinger and Clarkson comprise the executive committee which is empowered to act on behalf of the full Board of Directors when it is inconvenient for the full Board to meet. The Executive Committee held three meetings during 2001.

     The Company does not maintain a standing compensation committee. Rather, the entire Board performs the functions that would otherwise be performed by such a committee. Messrs. Brentlinger, Clarkson and Orban refrain from voting with respect to their respective salaries and other compensation.

     The Board of Directors established a nominating committee comprised of Messrs. Matthusen, Orban and Zeni on June 19, 2001. The nominating committee is responsible for annually reviewing with the Board the appropriate skills and characteristics required of Board members; recommending to the Board a corporate philosophy and strategy governing director compensation and benefits; conducting an assessment of the full Board's performance; monitoring the qualification of directors for continued service on the Board; and recommending candidates for membership to the Board. The Company will consider director nominees recommended by shareholders, but does not solicit the names of potential nominees from shareholders. Shareholders wishing to submit director nominee recommendations to the

Company must follow the procedures set forth below under "Submission of Shareholder Proposals." The Nominating Committee held no meetings during 2001.

     The Audit Committee: The Company's audit committee is comprised of Messrs. Matthusen and Zeni, both of whom are "independent" as that term is defined by the listing standards of the National Association of Securities Dealers. The audit committee oversees the Company's financial reporting process and meets with management and the independent auditors to review the results and scope of the audit and the services provided by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The audit committee met three times during 2001. The audit committee is required by rules of the Securities and Exchange Commission to publish a report to shareholders concerning the committee's activities during the prior fiscal year. The audit committee's report is reprinted below. The charter under which the audit committee operates was adopted by the Board of Directors on May 23, 2000. The audit committee's charter was set forth at Appendix A of the Company's proxy statement for the 2001 annual meeting of shareholders.

Audit Committee Report

     The Audit Committee (the "Committee") has met and held discussions with the Company's management and independent auditors concerning the Company's financial statements for the year ended December 31, 2001 and related matters. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees", and SAS No. 90, "Audit Committee Communications."

     Our independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and the Committee discussed with the independent auditors that firm's independence.

     Based on the Committee's review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                          The Audit Committee:
                          Carl E. Matthusen (Chair)
                          Phillip T. Zeni, Sr.


Information Concerning Independent Auditors

     The Board of Directors, upon the recommendation of its audit committee, appointed Altschuler, Melvoin and Glasser LLP ("AM&G"), independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ended December 31, 2001.

     Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-QSB for that fiscal year, were $86,812. Of that amount, $71,612 was billed by AM&G and $15,200 was billed by Deloitte & Touche LLP.

     All Other Fees: The aggregate fees billed by AM&G and Deloitte & Touche LLP for services rendered, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2001, were $7,835 and $15,061 respectively.

     The audit committee of the Board of Directors has considered whether the provision by Altschuler, Melvoin and Glasser LLP of the non-audit services described above is compatible with maintaining the independence of AM&G.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     On June 19, 2001, our Board of Directors approved a recommendation from its Audit Committee that the Company's independent public accounting firm, Deloitte & Touche LLP, be dismissed and that the independent public accounting firm of Altschuler, Melvoin and Glasser LLP be engaged, effective as of June 26, 2001, to audit the Company's consolidated financial statements for the year ending December 31, 2001.

     The Audit Committee was formed in August 1985 and is responsible for recommending selection of the Company's independent public accountants. The Audit Committee solicited proposals to render accounting and tax services to the Company from several independent public accounting firms.

     During the two most recent fiscal years, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make reference thereto in connection with their reports.

     The consolidated financial statements of Circuit Research Labs, Inc. and Subsidiaries as of December 31, 2000 that were audited by Deloitte & Touche LLP and whose report dated April 16, 2001, (May 17, 2001 as to note 4 and 10, and October 1, 2001 as to note 11), which expressed an unqualified opinion on those consolidated financial statements with an emphasis paragraph covering a restatement and substantial doubt regarding the Company's ability to continue as a going concern. No report of Deloitte & Touche LLP on the statements for either the past two years contained an adverse or qualified opinion or disclaimer of opinion, audit scope or accounting principles.

Selection of Independent Auditor for 2002

     The independent public accounting firm utilized by the Company during the latter half of fiscal 2001 was Altschuler, Melvoin and Glasser LLP ("AM&G"). AM&G has been retained as the principal accounting firm to be utilized by the Company during the 2002 fiscal year. The Board of Directors anticipates that representatives of AM&G will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Board Compensation

     We pay our directors (other than directors who are also employees) for their service. Each director receives $100 for each board meeting and committee meeting attended, either in person or by telephone. During the year ended December 31, 2001, outside directors were paid a total of $1,500 for attendance at board meetings.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation paid or accrued to the Chief Executive Officer and each of the three most highly compensated executive officers whose salary and bonus exceeded $100,000 during 2001.

                           Summary Compensation Table

                               Annual Compensation
                               -------------------

                                                             Securities
Name and Principal          Fiscal                           Underlying      All Other
Position                     Year   Salary        Bonus      Options (#)(1)  Compensation
---------------------------  ----   -----------   ---------  --------------  ------------
Charles Jayson Brentlinger   2001   $169,739         -       1,365,005(2)         -
 Chairman, Chief Executive   2000    125,000         -            -               -
 Officer, President          1999     49,846(3)   $2,884(4)  1,000,000(5)         -

Robert A. Orban              2001   $178,093         -            -               -
 Vice President and          2000     93,910(6)      -            -               -
 Chief Engineer

Greg J. Ogonowski            2001   $149,627         -            -               -
 Vice President of New       2000     17,308(7)      -            -               -
 Product Development

James Seemiller              2001   $114,746         -        -              $25,000(9)
 Vice President of           2000     33,646(10)     -        -                8,000(9)
 Sales, Marketing and
 New Business Development (8)

---------------------------
(1) On July 7, 2000, the Board of Directors declared a one hundred percent stock dividend effective as of August 15, 2000, payable to record holders of our common stock as of July 31, 2000. The number of shares of our common stock underlying options reflects this stock dividend.

(2) Represents options received by Mr. Brentlinger pursuant to the Stock Purchase Agreement (see Footnote 5 below) and options received after giving effect to the anti-dilution provisions of the Stock Purchase Agreement.
     For a discussion of the anti-dilution provisions, see Certain Relationships and Related Transactions - Transactions with Management.

(3) Represents Mr. Brentlinger's compensation from June 28, 1999 to December 31, 1999.

(4) Represents bonus for vacation and sick time not used during the calendar year. Prior to October 8, 2001, it was our policy to pay any employee who had not used all of his or her vacation time by the end of the calendar year the unused portion in January of the following year. It was also our policy to pay any employee who had used less than three days of sick time by the end of the calendar year the unused portion in January of the following year.

(5) On June 23, 1999, we entered into a Stock Purchase Agreement with Mr. Brentlinger. Pursuant to the Stock Purchase Agreement, Mr. Brentlinger received a five-year option to purchase 1,000,000 shares for $1.25 per share. This option expires on September 30, 2004. No options have been exercised under this grant.

(6)  Represents Mr. Orban's compensation from May 31, 2000 to December 31, 2000.

(7) Represents Mr. Ogonowski's compensation from November 13, 2000 to December 31, 2000.

(8) Mr. Seemiller's employment with the Company terminated effective as of January 31, 2002.

(9) Represents consulting fees paid to ATB Broadcasting Corporation, a labor management consulting company of which Mr. Seemiller is the owner and President. See "Employment Contracts" below for additional details with respect to the Company's consulting agreement with ATB Broadcasting Corporation.

(10) Represents Mr. Seemiller's compensation from September 1, 2000 to December 31, 2000.

Employment Contracts

     We have an employment agreement with our President, Chief Executive Officer and Chairman of the Board, Charles Jayson Brentlinger. This agreement commenced on January 1, 2002, and continues through May 31, 2005 unless earlier terminated by the Company for cause. The agreement will continue in effect after May 31, 2005 unless earlier terminated by either party. Pursuant to the agreement, Mr. Brentlinger will serve on a full-time basis as our President and Chief Executive Officer. The agreement provides that Mr. Brentlinger will receive an annual base salary of not less than $175,000. The agreement includes provisions relating to other customary employee benefits and the confidentiality of our proprietary information.

     We have an employment agreement with our Vice President and Chief Engineer, Robert A. Orban. The agreement is dated as of May 31, 2000, and has a five-year term, unless otherwise earlier terminated by either party. Pursuant to this agreement, Mr. Orban is employed on a full-time basis as Chief Engineer of our wholly owned subsidiary, CRL Systems, Inc. doing business as Orban. The agreement provides that Mr. Orban will receive an annual base salary of $178,560, subject to increase annually based upon changes in the consumer price index. Mr. Orban may also receive an annual bonus based on the net sales of Orban products. The agreement includes provisions relating to other customary employee benefits, the confidentiality of our proprietary information and Mr. Orban's assignment to Circuit Research Labs, Inc. of inventions conceived or developed by Mr. Orban during the term of the agreement.

     We have an employment agreement with Greg J. Ogonowski, our Vice President of New Product Development. This agreement commenced on January 1, 2002 and continues through May 31, 2005 unless earlier terminated by the Company for cause. The agreement will continue in effect after May 31, 2005 unless earlier terminated by either party. Pursuant to this agreement, Mr. Ogonowski will serve on a full-time basis as our Vice President of New Product Development. The agreement provides that Mr. Ogonowski will receive an annual base salary of not less than $150,000. The agreement includes provisions relating to other customary employee benefits and the confidentiality of our proprietary information.

        We had a one-year employment and consulting agreement with James Seemiller and ATB Broadcasting Corporation, a labor management consulting company of which Mr. Seemiller is the owner and President. The agreement, which was dated as of March 9, 2001, was terminated effective as of January 31, 2002. Pursuant to the agreement, Mr. Seemiller served as our Chief Financial Officer and Vice President of Sales, Marketing and New Business Development at an annual base salary of approximately $111,000. Additionally, the agreement provided for the payment of annual consulting fees of approximately $24,000 to ATB Broadcasting.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table presents information concerning the beneficial ownership of shares of our common stock as of March 29, 2002, for each of our directors and named executive officers, all directors and executive officers as a group and each person known by us to be the beneficial owner of more than five percent of our common stock.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of March 29, 2002 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                       Number of
                                                       Shares         Percent
                                                       Beneficially     of
Name of Beneficial Owner              Title of Class   Owned(1)       Class(2)
---------------------------------     --------------   ---------      ------
Directors and Executive Officers:
 Charles Jayson Brentlinger(3)(4)     Common Stock     3,435,323      67.7%
 Berthold Burkhardtsmaier(5)          Common Stock     1,250,000      33.7%
 Gary D. Clarkson(6)                  Common Stock        50,338       1.3%
 Robert A. Orban(6)                   Common Stock        66,600       1.8%
 Carl E. Matthusen(6)                 Common Stock        50,000       1.3%
 Phillip T. Zeni, Sr.(6)              Common Stock        50,000       1.3%
 William R. Devitt                    Common Stock           135         *
 Robert McMartin                      Common Stock           677         *
 Greg J. Ogonowski                    Common Stock         6,666         *
 All directors and executive
   officers as a group (9 persons)    Common Stock     3,659,739      69.4%

5% Holders:
 Glenn W. Serafin(7)                  Common Stock       207,858      5.61%
 Dialog4 System Engineering GmbH(5)   Common Stock     1,250,000      33.7%
 Cornelia Burkhardtsmaier(5)          Common Stock     1,250,000      33.7%
 Friedrich Maier(5)                   Common Stock     1,250,000      33.7%
 Harman Acquisition Corporation(8)    Common Stock     1,279,775      25.6%
---------------------------------

Unless otherwise noted, the address of each person named in the table is 2522 West Geneva Drive, Tempe, Arizona 85282.

*    Less than 1%.

(1) On July 7, 2000, our Board of Directors declared a one hundred percent stock dividend effective as of August 15, 2000, payable to record holders of our common stock as of July 31, 2000. The number of shares of our common stock beneficially owned by each shareholder listed reflects this stock dividend. The inclusion herein of any shares of common stock does not constitute an admission of beneficial ownership of such shares, but are included in accordance with rules of the Securities and Exchange Commission.

(2) On the basis of 3,706,880 shares of common stock outstanding as of March 29, 2002.

(3) Includes 1,365,005 shares subject to exercisable options granted to Mr. Brentlinger pursuant to the Stock Purchase Agreement that we entered into with him on June 23, 1999. Under the Stock Purchase Agreement, we granted Mr. Brentlinger a five-year option to purchase 1,000,000 shares of our common stock at an exercise price of $1.25 per share. This option was exercisable upon its grant, and expires on September 30, 2004. No options have been exercised under this grant. Mr. Brentlinger has acquired an additional 365,005 options pursuant to anti-dilution modifications made to the Stock Purchase Agreement by the Board of Directors on May 15, 2001. Such anti-dilution modifications are retroactive to June 23, 1999.

(4) Includes 1,250,000 shares subject to an irrevocable proxy granted to Mr. Brentlinger pursuant to a Stock Purchase Agreement, dated as of November 16, 2001, among Mr. Brentlinger, Dialog4 System Engineering GmbH, Berthold Burkhardtsmaier, Cornelia Burkhardtsmaier, and Friedrich Maier.

(5) Based on the information provided in the Schedule 13D filed jointly by Dialog4 System Engineering GmbH ("Dialog4") and Berthold Burkhardtsmaier, Cornelia Burkhardtsmaier, and Friedrich Maier (collectively, the "Shareholders") with the Securities and Exchange Commission on March 15, 2002. The Shareholders are deemed to have indirect beneficial ownership of the shares owned by Dialog4 based on their status as controlling shareholders of Dialog4. The address of Dialog4 and the Shareholders is Businesspark Monrepos 55, Ludwigsburg, Germany D-71634.

(6) Includes 50,000 shares subject to immediately exercisable options granted to this person by the Board of Directors on January 23, 2002. The options have an exercise price of $1.00 per share and expire on January 23, 2005. No options have been exercised under this grant.

(7)  The address of Mr. Serafin is Post Office Box 262888, Tampa, Florida 33685.

(8) Based on the information provided in the Schedule 13D filed jointly by Harman Acquisition Corporation and Harman International Industries, Inc. with the Securities and Exchange Commission on March 13, 2002. The address of Harman Acquisition Corporation is 8500 Balboa Boulevard, Northridge, California 91329. The address of Harman International Industries, Inc. is 1101 Pennsylvania Avenue, Washington, D.C. 20004. For more information regarding Harman's beneficial ownership of shares of our common stock, see Certain Relationships and Related Transactions -- Acquisition of
     Orban, Inc.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such reports are filed on Form 3, Form 4, and Form 5 under the Exchange Act. Directors, executive officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 3, 4, or 5 were required for those persons, the Company believes that all directors, executive officers, and greater-than-10% beneficial owners have complied with all Section 16(a) filing requirements applicable to such persons or entities during the 2001 fiscal year with the exception of the following:
(1) James J. Seemiller, the Company's former Vice President of Sales, Marketing and New Business Development who was elected to that position on August 25, 2000, failed to file his Form 3 until October 11, 2001; Mr. Seemiller had no transactions or holdings to report on such Form 3; (2) Carl E. Matthusen, who was elected to the Company's board of directors on February 8, 1988, failed to file his Form 3 until February 11, 2002; Mr. Matthusen had no transactions or holdings to report on such Form 3; (3) Phillip T. Zeni, Sr., who was elected to the Company's board of directors on May 23, 2000, failed to file his Form 3 until February 11, 2002; Mr. Zeni had no transactions or holdings to report on such Form 3; (4) Robert A. Orban, who was elected to the Company's board of directors on May 23, 2000 and who filed his initial Form 3 on April 10, 2001, filed an amendment to his Form 3 on March 25, 2002 to report the acquisition of warrants to purchase shares of the Company's common stock on May 23, 2000;
(5) Greg J. Ogonowski, who became the Company's Vice President of New Product Development on November 13, 2000 and who filed his initial Form 3 on April 13, 2001, filed an amendment to his Form 3 on March 25, 2002 to report the acquisition of warrants to purchase shares of the Company's common stock on May 23, 2000; (6) Robert W. McMartin, who became the Company's Vice President and Chief Financial Officer on June 19, 2001, failed to file his Form 3 until October 15, 2001; Mr. McMartin had no transactions or holdings to report on such Form 3; and (7) William R. Devitt, who became the Company's Vice President of Manufacturing and Production on January 15, 2001, failed to file his Form 3 until November 5, 2001; Mr. Devitt had no transactions or holdings to report on such Form 3.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management

     On June 23, 1999, we entered into a Stock Purchase Agreement with Mr. Brentlinger, our current President, Chief Executive Officer and Chairman of the Board. On September 30, 1999, pursuant to the Stock Purchase Agreement, Mr. Brentlinger purchased 375,000 authorized but previously unissued shares of our common stock for $1.525 per share, or $571,875. (All amounts of shares and purchase prices reported in this item have been adjusted to reflect the effects of a one for one stock dividend paid by us on August 15, 2000 to record holders of our common stock as of July 31, 2000.) Pursuant to the Stock Purchase Agreement, Mr. Brentlinger also purchased all of the shares of common stock owned by Mr. Clarkson, our current Secretary, consisting of 242,624 shares, also for $1.525 per share. Mr. Brentlinger agreed to purchase an additional 342,500 shares of our authorized but previously unissued common stock on or before September 30, 2000, for a purchase price of $1.25 per share. Following an extension of the purchase deadline, Mr. Brentlinger fulfilled his obligation to purchase these shares on

February 8, 2001. Pursuant to the Stock Purchase Agreement, Mr. Brentlinger also received a five-year option to purchase an additional 1,000,000 shares for $1.25 per share. This option expires on September 30, 2004. On May 15, 2001, the Board of Directors retroactively amended the Stock Purchase Agreement to include anti-dilution provisions with respect to this option. The anti-dilution provisions are triggered in the event that the Company (1) declares or pays a stock dividend, (2) subdivides its outstanding shares of common stock,
(3) combines its outstanding shares of common stock, (4) issues any shares of its common stock in a reclassification or reorganization of the common stock, or
(5) issues authorized but previously unissued shares of its common stock as payment for the stock or assets of another entity

     Mr. Brentlinger loaned us $195,000 in a short-term non-interest bearing advance during the second quarter of 2000, to assist us in the purchase of the assets of Orban, Inc. On November 30, 2000, Mr. Brentlinger purchased 156,000 shares of our common stock for $1.25 per share in partial fulfillment of his contractual obligation to purchase 342,500 shares of our common stock pursuant to the Stock Purchase Agreement. Mr. Brentlinger paid for these 156,000 shares by cancellation of the debt we owed to him for the $195,000 advance. On February 8, 2001, Mr. Brentlinger purchased 26,500 shares of our common stock for $1.25 per share thus fulfilling his contractual obligation to purchase 342,500 shares of our common stock pursuant to the Stock Purchase Agreement.

     We had a one-year employment and consulting agreement with James Seemiller and ATB Broadcasting Corporation, a labor management consulting company of which Mr. Seemiller is the owner and President. The agreement, which was dated as of March 9, 2001, was terminated effective as of January 31, 2002. Pursuant to the agreement, Mr. Seemiller served as our Chief Financial Officer and Vice President of Sales, Marketing and New Business Development at an annual base salary of approximately $111,000. Additionally, the agreement provided for the payment of annual consulting fees of approximately $24,000 to ATB Broadcasting.

Acquisition of Orban, Inc.

     On May 31, 2000, we acquired the assets of Orban, Inc., a wholly owned subsidiary of Harman International Industries, Inc., including the rights to the name "Orban." Including the $500,000 previously paid to Harman as non-refundable deposits in 1999, the total stated purchase price was $10.5 million, of which $2 million was paid in cash and the balance of which was paid by means of a combination of short-term and long-term promissory notes that we issued to the seller. In order to raise the $2 million cash necessary for the purchase, we sold approximately $1,171,000 in common stock and warrants through a private placement, and we mortgaged our Tempe, Arizona office building for $335,000. We also received a $150,000 advance from our majority shareholder, Mr. Brentlinger. We obtained the remainder of the purchase price from cash on hand. The seller financing consisted of a $3.5 million short-term note and a $5 million long-term note payable to Harman.

     We received several extensions on the long-term and short-term notes. First, in exchange for $150,000 cash and an increase in the interest rates to 12 percent per annum for both notes, Harman extended the maturity date of the short-term note to November 30, 2000. The maturity date of the short-term note was subsequently extended several times without fees or other significant changes to the original terms of the note and is due April 30, 2002. Additionally, the first principal payment on the long-term note of $250,000, originally due March 31, 2001, was extended to September 30, 2001, with the remaining quarterly principal payments deferred until April 30, 2002.

     On October 1, 2001, we entered into an Amendment to Credit Agreement with Harman under which both the long-term and the short-term notes were amended and restated. Under the Amended

Credit Agreement, both promissory notes were converted to demand notes payable on the demand of Harman or, if no demand is sooner made, on the dates and in the amounts specified in the Amended Credit Agreement. Interest only payments remain payable from time to time for both notes and are also due on demand. Additionally, under the Amended Credit Agreement, the first principal payment on the long-term note of $250,000, the due date of which had been extended to September 30, 2001, was increased to $1,250,000 and is now due April 30, 2002, unless Harman demands payment at an earlier date. Interest has been paid according to the scheduled due dates.

     In addition to the stated purchase price, we issued to Harman warrants to purchase 1,000,000 shares of our common stock, exercisable for $2.25 per share. The warrants have a three-year term and can be exercised either (i) by payment in cash, (ii) by reducing the amount of the unpaid principal on the long-term or short-term note, or (iii) by any combination of (i) and (ii). We obtained an independent valuation of the warrants in November 2000 from Houlihan Valuation Advisors which valued the warrants at $1,050,000 as of May 31, 2000. When combined with the cash purchase price, this results in a total purchase price of Orban's assets of $11,550,000. As part of the acquisition, we also purchased the rights to the name "Orban" and our Orban division is currently operating under that name. Pursuant to certain anti-dilution provisions contained in the warrants issued to Harman, Harman would have the right to purchase additional shares of our common stock in the event of stock splits, stock dividends, combinations, reclassifications and certain issuances of our common stock occurring subsequent to the date on which the Harman warrants were issued. In addition to the shares of our common stock beneficially owned by Harman as disclosed on its Schedule 13D filed March 13, 2002, we estimate that as of March 29, 2002, Harman would have the right to acquire an additional 115,915 shares of our common stock based upon anti-dilution adjustments.

Other

     We issued $205,000 in long-term debt to one of our shareholders, Mr. Glenn Serafin, in consideration for his role in the acquisition of the net assets of Orban. The promissory note that evidences our debt to Mr. Serafin bears interest at 7.5 percent per annum, with principal and interest due monthly beginning August 1, 2000 and continuing for four years. We also incurred fees of $97,500 to Mr. Serafin for arranging the purchase financing of Orban, the total of which was due on May 14, 2001, but has since been extended to August 14, 2001. On August 11, 2001, the note was converted to equity at the market price of $1.05 per share.

     On January 18, 2002, we acquired the assets of Dialog4 System Engineering GmbH, a worldwide leader in ISO/MPEG, audio, ISDN, satellite transmission, networking and storage. As part of the acquisition, we entered into an employment agreement with Berthold Burkhardtsmaier pursuant to which he will serve on a full-time basis as Vice President of European Operations and as a member of our Board of Directors. Subsequently, we amended the Asset Sale and Purchase Agreement pursuant to which Mr. Burkhardtsmaier acts as both the Managing Director of Dialog4 System Engineering GmbH and as Vice President of European Operations for our Orban Europe division. The amended agreement extended the payment terms for the cash portion of the purchase from 10 months to 20 months thus reducing the monthly installments to $37,500 while adding interest on the remaining unpaid principal at a rate of 10 percent per annum with monthly principal and interest payments due on the 20th day of each month commencing April 20, 2002.

                                  OTHER MATTERS

     The Annual Meeting is being held for the purposes set forth in the Notice which accompanies this proxy statement. As of the date of this proxy statement, the management of the Company has no knowledge of any business which will be presented for consideration at the Annual Meeting other than as set forth in the Notice. As to other business, if any, that may properly come before the Annual Meeting, or any adjournments or postponements thereof, it is intended that the proxies hereby solicited will be voted with respect to such business in accordance with the judgment of the proxy holders.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

     From time to time, shareholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to the Company in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We must receive proposals for our 2003 annual meeting of shareholders no later than January 25, 2003, for possible inclusion in the proxy statement relating to such meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

     Shareholders who intend to present a proposal at the 2003 annual meeting of shareholders without inclusion of such proposal in the Company's proxy statement are required to provide notice of such proposal to the Company no later than April 10, 2003. If the date of our 2003 annual meeting of shareholders is more than 30 calendar days before or after the date of our 2002 meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of our 2003 meeting. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

                                  ANNUAL REPORT

     Our 2001 annual report to shareholders has been mailed to shareholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

     Upon request, we will provide, without charge to each shareholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-KSB for the year ended December 31, 2001 as filed with the Securities and Exchange Commission. Any exhibits listed in the Annual Report on Form 10-KSB also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

                    DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

     Pursuant to the rules of the Securities and Exchange Commission, we and services that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our annual report to shareholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future.

Shareholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Shareholders may notify us of their requests by calling (602) 438-0888 or by writing us at 2522 West Geneva Drive, Tempe, Arizona 85282, Attention: Mr. Gary D. Clarkson, Secretary.


                                    By Order of the Board of Directors,

                                    /s/ Charles Jayson Brentlinger
                                    ------------------------------
                                    Charles Jayson Brentlinger
                                    Chairman of the Board

Tempe, Arizona
Dated:  May 10, 2002

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                                                               [FRONT]
PROXY                                                                                                                          PROXY

                                                     CIRCUIT RESEARCH LABS, INC.
                                            2522 W. GENEVA DRIVE    TEMPE, ARIZONA 85282
                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned shareholder of CIRCUIT RESEARCH LABS, INC. (the "Company") hereby appoints each of Charles Jayson Brentlinger and
Gary D. Clarkson as proxy, with full power of substitution, and authorizes each of them to represent the undersigned at the Annual
Meeting of Shareholders of the Company, to be held June 18, 2002, and any adjournment thereof and authorizes them to vote at such meeting, as designated on this form, all of the shares of common stock of the Company held of record by the undersigned on the record date for such meeting.

1.   Election of directors.

     [ ] FOR ALL nominees listed below (except as marked to the contrary below)     [ ] WITHHOLD AUTHORITY to vote for all nominees
                                                                                        listed below
         (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

     CHARLES JAYSON BRENTLINGER         BERTHOLD F. BURKHARDTSMAIER
     GARY D. CLARKSON                   CARL E. MATTHUSEN
     ROBERT A. ORBAN                    PHILLIP T. ZENI, SR.


2.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

          PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------------------------------------------------------------
                                                               [BACK]

                                                                   Dated:  __________________________ 2002


[LABEL IS PLACED HERE]
                                                                   ______________________________________________________________
                                                                                    Signature of Shareholder



                                                                   ______________________________________________________________
                                                                                    Signature if held jointly

                                                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or
                                                                   guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other
                                                                   authorized officer. If a partnership, please sign in partnership name by an authorized person.